Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mistras Group, Inc. of our report dated March 11, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Mistras Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 17, 2026